SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  July 24, 2001


                        NB&T FINANCIAL GROUP, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




            OHIO                    0-23134              31-1004998
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(State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
     of incorporation)


            48 N. South Street, Wilmington, Ohio           45177
           ----------------------------------------      ----------
          (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (937) 382-1441

Item 5.          Other Events.
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The following was contained in a press release issued by InterCounty
Bancshares, Inc., on or about July 24, 2001.


EARNINGS RELEASE

NB&T Financial Group, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced net income for the second quarter of 2001 was $1.54 million, compared to $1.53 million for the second quarter of 2000. Net income per share was $.48 for the second quarter of 2001, the same as the second quarter of 2000. Net income for the first six months of 2001 was $2.98 million, an increase of 4.6% from 2000. Net income per share was $.94 through June 30, 2001, compared to $.90 through the same date in 2000.

The second quarter of 2001 showed a decrease in net interest income of 3.7% compared to the same quarter last year. Average loans had a slight decrease of 0.3% and average securities had an increase of 16.2% when compared to the same period last year, which resulted in an increase of 9.1% in average interest-earning assets. This change in the mix of the balance sheet, and significant decreases in market rates, decreased the tax equivalent yield on interest-earning assets from 8.08% in the second quarter of 2000 to 7.61% in the second quarter of 2001. Average interest-bearing liabilities increased 11.7% from the second quarter last year, primarily in interest-bearing checking accounts and certificates of deposit.

Non-interest income was $1.91 million, 21.2% above the second quarter of 2000. This increase was primarily due to increases in ATM network fees, Bank Owned Life Insurance (BOLI) income, and insurance agency commissions. Also, $260,000 in gains on the sale of securities was recorded in the second quarter of 2001. For the first six months of 2001, non-interest income was $3.62 million, 21.8% above the first six months of 2000.

Non-interest expense increased 11.5% from the second quarter last year, the primary reasons being increases in salaries and benefits expense and equipment expense. For the first six months of 2001, non-interest expense was $8.58 million, 8.5% above the first six months of 2000. The Company's effective tax rate decreased to 18.0% during the second quarter of 2001 from 19.5% for the second quarter of 2000, primarily due to BOLI income. Performance ratios for the second quarter of 2001 included a return on assets of 1.02%, and a return on equity of 12.12%. For the first half of 2001, return on assets was 1.01%, and return on equity was 11.96%.

Total assets grew 9.6% to $606.3 million at June 30, 2001 from the same date last year. Total loans-net were $358.0 million, a decrease of 2.5%, and total deposits increased 11.3% to $433.3 million. Book value per share was $16.01 and equity to assets was 8.24% as of June 30, 2001.

On June 19 the board of directors declared a dividend of $0.21 per share payable July 25, 2001, to shareholders of record June 30, 2001. This is an increase of 10.5% from the dividends declared in the second quarter of 2000.

                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     NB&T FINANCIAL GROUP, INC.



                                     By: /s/ Charles L. Dehner
                                         ----------------------------
                                         Charles L. Dehner
                                         Executive Vice President,
                                           Chief Financial Officer


Date:  July 24, 2001